UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
____________________________________________

SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No. 1)
____________________________________________

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Facebook, Inc.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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Facebook, Inc.
1601 Willow Road
Menlo Park, California 94025

SUPPLEMENT TO PROXY STATEMENT
FOR ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 31, 2018

To Our Stockholders:
This is a supplement (Supplement) to the proxy statement dated April 13, 2018 (Proxy Statement) for the 2018 Annual Meeting of Stockholders (Annual Meeting) of Facebook, Inc. to be held at the Hotel Nia, located at 200 Independence Drive, Menlo Park, California 94025, on May 31, 2018, at 11:00 a.m. Pacific Time.
The purpose of this Supplement is to provide updated information relating to recent announcements regarding the election of our board of directors and the composition of its committees. Except as specifically amended or supplemented by the information contained in this Supplement, all information in the Proxy Statement remains unchanged and should be considered in voting your shares.
ELECTION OF DIRECTORS; COMMITTEES OF THE BOARD OF DIRECTORS
On April 30, 2018, Jan Koum informed us that he will not stand for re-election to our board of directors at the Annual Meeting. As a result, the list of nominees set forth in “Proposal One: Election of Directors” in the Proxy Statement is revised to reflect the removal of Mr. Koum as a nominee.
On May 7, 2018, our board of directors appointed Kenneth I. Chenault to replace Susan D. Desmond-Hellmann on our audit committee, and appointed Dr. Desmond-Hellmann to replace Marc L. Andreessen on our compensation & governance committee, in each case effective immediately. Our board of directors has determined that Mr. Chenault and Dr. Desmond-Hellmann satisfy the independence standards for these committees established by applicable SEC rules and Nasdaq rules. In addition, Dr. Desmond-Hellmann is a non-employee director, as defined pursuant to Rule 16b-3 promulgated under the Securities Exchange Act of 1934, as amended, and an outside director, as defined under Section 162(m) of the Internal Revenue Code of 1986, as amended.
Accordingly, the current members of our audit committee are Mr. Andreessen, Erskine B. Bowles (chairman), and Mr. Chenault. The current members of our compensation & governance committee are Dr. Desmond-Hellmann, Reed Hastings (chairman), and Peter A. Thiel.
VOTING
If you have already voted over the Internet, by telephone, or by completing and mailing a proxy card, you do not need to take any action unless you wish to change your vote. Any votes received for the election of Mr. Koum to our board of directors will not be counted. This Supplement does not change the proposals scheduled to be voted on at the Annual Meeting, except that Mr. Koum is no longer standing for re-election to our board of directors.

For further information about how to vote your shares, see the section entitled “Questions and Answers about the Proxy Materials and the Annual Meeting” in the Proxy Statement.
OTHER BUSINESS
The board of directors does not presently intend to bring any other business before the Annual Meeting, and, so far as is known to it, no matters are to be brought before the Annual Meeting except as specified in the notice of the Annual Meeting filed with the Proxy Statement. As to any business that may properly come before the Annual Meeting, however, it is intended that proxies, in the form enclosed with the Proxy Statement, will be voted in respect thereof in accordance with the judgment of the persons voting such proxies.
We look forward to seeing you at the Annual Meeting.
By Order of the Board of Directors,
Mark Zuckerberg
Chairman and Chief Executive Officer
Menlo Park, California

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